Exhibit 99  -- News release dated April 26, 2000

ResCare * 10140 Linn Station Road * Louisville, Kentucky 40223-3813
              Phone: 502.394.2100 * www.rescare.com

Contact:  ResCare Communications Department
          502-394-2100
          communications@rescare.com

           RESCARE REPORTS FIRST QUARTER 2000 RESULTS

LOUISVILLE, Ky. (April 26, 2000) - ResCare, Inc. (Nasdaq/NM:
RSCR), the nation's leading provider of services to persons with mental retardation and developmental disabilities (MR/DD) and at-risk and special needs youth, announced results for the first quarter of 2000. Revenues for the first quarter rose 7% to $215.4 million from $200.8 million for the first quarter of 1999.
Income from continuing operations decreased 11% to $5.9 million, or $0.23 per diluted share, from $6.6 million, or $0.24 per diluted share.

     On April 12, 2000, ResCare announced the signing of an agreement with an investor group to acquire all of the outstanding shares of ResCare common stock. Under the terms of the proposed transaction, a company formed by The Carlyle Group, Madison Dearborn Partners, Bear Stearns Merchant Banking and members of ResCare's senior management would merge into ResCare. Shareholders would receive $15.75 per share in cash in the proposed transaction. Based on the 24.3 million shares of ResCare common stock currently outstanding and the retirement and repayment of debt, the transaction is valued at approximately $700 million. ResCare's closing stock price on April 11, 2000, was $8.75 per share. The transaction is also subject to various closing conditions, including approvals by ResCare shareholders and various regulatory agencies, as well as the closing of a senior credit facility, which will finance a portion of the purchase price.

     During the quarter, the Company also announced its Southern Home Care Services unit, based in Atlanta, has obtained contracts to provide support, monitoring and respite services to special needs individuals in the Atlanta and northern Georgia areas. Southern Home Care currently offers similar services in 12 cities in Georgia and South Carolina, and has begun operating under the contracts, which are expected to generate approximately $5.8 million in annualized revenues.

     Commenting on first quarter results, Ronald G. Geary, chairman, president and chief executive officer said, "Although first quarter revenues were up from a year ago, certain programs in our two divisions incurred operating expenses in excess of plan. The incidence of these higher costs will have some impact on our full-year results, but we are taking action to bring operating expenses in line with budgeted levels. We also are continuing our emphasis on internal growth. To date this year, we have extended, or received approvals to extend, services to an additional 1,200 individuals in 15 states and Puerto Rico. This includes the previously announced Southern Home Care contracts in Georgia and the Villalba contract in Puerto Rico."

     ResCare's services reach approximately 16,200 consumers in 28 states, Washington, D.C. and Canada in its Division for Persons with Disabilities and 10,000 at-risk and special needs youth in 17 states and Puerto Rico in its Division for Youth Services. Now in its 26th year, ResCare employs approximately 29,000 people in the United States, Puerto Rico and Canada. More information about ResCare is available on the Company's web site at www.rescare.com.

     The Company from time to time makes forward-looking statements in its public disclosures, including statements relating to the Company's expected financial results, revenues that might be expected from new or acquired programs and facilities, other statements regarding development and acquisition activities, statements regarding reimbursement under federal and state programs and statements regarding various trends favoring downsizing, de-institutionalization and privatization of government programs. In the Company's filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause the Company's results to differ materially from those contained in such forward-looking statements. We refer you to the discussion of those factors in our filed reports.

                    Financial Tables Attached



                          RESCARE, INC.
                      Financial Highlights
                           (Unaudited)
              (In thousands, except per share data)

     Income Statement Data:
                                                        Three Months Ended
                                                             March 31
                                                            2000      1999
Revenues                                                $215,435  $200,839


Facility and program expenses                            188,003   172,392
Facility      and       program                           27,432    28,447
contribution

Operating expenses (income):
     Corporate   general    and                            6,307     7,783
administrative
  Depreciation and amortization                            5,372     5,087
  Other expenses                                             283         5
    Total operating expenses                              11,962    12,875

Operating income                                          15,470    15,572
Interest, net                                              5,407     4,230
Income      from     continuing
operations before                                         10,063    11,342
  income taxes
Income tax expense                                         4,176     4,728
Income      from     continuing                            5,887     6,614
operations

Cumulative effect of accounting                                -    (3,932)
change, net of tax
Net income                                                $5,887    $2,682

Basic earnings per share from
  continuing operations                                    $0.24     $0.27
Cumulative effect of accounting                                -    (0.16)
change, net of tax
Basic earnings per share                                   $0.24     $0.11

Diluted earnings per share from
  continuing operations                                    $0.23     $0.24
Cumulative effect of accounting                                -     (0.12)
change, net of tax
Diluted earnings per share                                 $0.23     $0.12

Weighted   average  number   of
common shares:
  Basic                                                   24,279    24,074
  Diluted                                                 31,126    31,829


     Balance Sheet Data:
                                              March 31       December 31
                                                2000            1999
ASSETS
Cash and cash equivalents                     $13,925          $7,057
Accounts and notes receivable, net            162,196         141,807
Other current assets                           21,745          21,692
  Total current assets                        197,866         170,556
Property and equipment, net                   109,738         102,739
Excess  of  acquisition  cost  over   net     222,865         220,493
assets acquired, net
Other assets                                   29,934          29,343
                                             $560,403        $523,131

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                           $79,115         $70,027
Other long-term liabilities                     4,349           4,681
Long-term debt                                307,178         285,039
Shareholders' equity                          169,761         163,384
                                             $560,403        $523,131

                              -END-
